Exhibit 10.1

[ONEMAIN LETTERHEAD]

September 8, 2018

Jay N. Levine
OneMain Holdings, Inc.
One Station Place, Ste. 304
Stamford, CT  06902

Resignation and Service on
the Board of Directors of OneMain Holdings, Inc.

Dear Jay:

The Board of Directors (the “Board”) of OneMain Holdings, Inc. (the “Company”) has received your notice that you have decided to resign from your position as the Company’s President and Chief Executive Officer (and, more generally, as an employee of the Company) and as a member of the Executive Committee of the Board effective as of September 8, 2018 (the “Effective Date”), but that you desire to retain your role as the Chairman of the Board and a member of the Compliance Committee of the Board.  The Company also desires for you to retain your role as the Chairman of the Board and as a member of the Compliance Committee on the terms set forth in this letter agreement.  Your compensation as of the Effective Date is subject to the approval of the Company’s Compensation Committee and the terms and conditions set forth in this letter agreement.

Fees.  In consideration of your services as a nonemployee Chairman of the Board, you will be paid an aggregate annual fee of $500,000 (“Annual Director Fee”), half of which (i.e., $250,000) is payable in cash (the “Annual Cash Director Fee”) and the other half of which (i.e., $250,000) is payable in the form of an equity award under the terms of the Amended and Restated 2013 Omnibus Incentive Plan or another long-term incentive plan maintained by the Company (the “Incentive Plan”) (such portion of the Annual Director Fee, the “Annual Equity Director Fee”).  For 2018, the Annual Director Fee will be prorated using the Effective Date as the starting date.  The Annual Cash Director Fee will be paid to you in equal installments not less frequently than quarterly at the same time that cash fees are generally paid to other members of the Board.  The Annual Equity Director Fee will be paid to you in the form of restricted stock units under the Incentive Plan (or another form of equity under the Incentive Plan that is awarded to other members of the Board) and will be subject to the same vesting and other terms and conditions as are applicable to the annual equity awards granted to other members of the Board (including execution of an agreement similar to that executed by other members of the Board).  The number of shares subject to such award will be determined based on the closing price of the Company’s common stock on the grant date (or, if such date is not a business day, on the last business day preceding such date).  In connection with your service as a non-executive Chairman of the Board as of the Effective Date and for the remainder of 2018, you will be entitled to a restricted stock unit award with a grant date value of $78,082.19 (which represents a pro rata portion of your Annual Equity Director Fee for 2018 starting on the Effective Date), which will vest on January 2, 2019 subject to your continued service to the Company on the Board through such date.   The Annual Director Fee will be compensation for all services that you perform as a director and Chairman of the Board, including for service on Board committees, and is in lieu of compensation paid to directors generally unless specifically authorized by the Board.

Your service on the Board is subject to termination on the same terms and conditions as are generally applicable to other members of the Board.  You specifically acknowledge that you remain subject to applicable “insider trading” policies for the purchase and sale of Company securities.

Duties.  In addition to your duties as Chairman and member of the Board, from time to time at the request of the Board or the Company’s Chief Executive Officer (“CEO”), you shall render consultation, advice, information and assistance concerning matters related to the Company, its subsidiaries and the financial services industry, including, but not limited to, customer, investor and regulator relations, industry practices, the Company’s prior practices and other matters as reasonably requested by the Board or the CEO.  You agree to honor any such reasonable requests for your services and you agree to devote reasonable time and your best efforts, skill, and attention to the diligent performance of your duties as requested by the Company.  In rendering any such services, you are free to arrange your own time, pursuits, and schedule and to determine the specific manner in which your services will be performed, but you agree to use your best efforts to accommodate the scheduling requirements and the work of the Company, including attendance at Board and relevant committee meetings.  The Company agrees that it will provide you with the support of a secretarial assistant (who may also provide services to other members of the Board or employees of the Company), an office at the Company’s offices and a Company email address for so long as you remain the Chairman of the Board.

Benefits.  You acknowledge and agree that as of the Effective Date you will no longer be an employee of the Company and as a result, you will no longer be eligible for any benefit programs, plans, arrangements or policies made available to employees; provided, however, that you will remain eligible to participate in any benefit programs, plans, arrangements or policies made available to other members of the Board and former employees, subject to the terms and conditions generally applicable to such benefit programs.

Taxes.  You acknowledge your separate responsibility for all federal and state withholding income taxes, Federal Insurance Contribution Act taxes, and workers’ compensation and unemployment compensation taxes, if applicable.  You and the Company both agree that you are properly classified as an independent contractor of the Company as of the Effective Date.

Non-Competition.   You will not, during your service with the Company, provide consultative services to, own, manage, operate, join, control, be employed by, participate in, or be connected in a business venture with, any business, individual, partner, firm, corporation, or other entity that directly competes with the Company or any of its subsidiaries in the business of direct consumer non-real estate finance and credit insurance anywhere in the United States.

You will not, during the twelve (12) month period following the notice of termination of your services by you or the Company for any reason or no reason, provide consultative services to, own, manage, operate, join, control, be employed by, participate in, or be connected with, any business, individual, partner, firm, corporation, or other entity that directly competes with the Company or any of its subsidiaries in the business of direct consumer non-real estate finance and credit insurance anywhere in the United States.

Notwithstanding the foregoing, the following shall not be deemed a violation of this letter agreement:  the “beneficial ownership” by you, either individually or as a member of a “group” (as such terms are used in Rule 13d of the general rules and regulations under the Securities Exchange Act of 1934) of stock, but not more than five percent (5%) of the voting stock, of any public company.

Non-Solicitation.    You will not, directly or indirectly, during your service with the Company and for twelve (12) months following the effective date of the termination of your services by you or the Company for any reason or no reason, either (x) solicit or encourage to leave the employment of the Company, any of its subsidiaries or any of their respective affiliates, any employee, consultant, independent contractor or other service provider thereof (or knowingly assist any other person in so soliciting, encouraging, enticing or inducing), or hire any person who has left the employment of, or has ceased providing services to, the Company, any of its subsidiaries or any of their respective affiliates during the immediately preceding six-month period without the prior written consent of the Company or (y) disrupt, damage, impair or interfere with business of the Company or any of its subsidiaries by raiding Company or any of its subsidiaries employees.

You will not, directly or indirectly, while you are a member of the Board and for twelve (12) months following the effective date of the termination of your services by you or the Company for any reason or no reason, whether for your own account or for the account of any other person, firm, corporation or other business organization, directly, or indirectly by assisting others, intentionally interfere with the relationship of the Company, any of its subsidiaries or any of their respective affiliates, or endeavor to entice away from the Company, any of its subsidiaries or any of their respective affiliates, any clients or customers of the Company, any of its subsidiaries or any of their respective affiliates.

Enforcement.  If you commit a breach of, or are about to commit a breach of, any of the provisions in the Non-Competition or Non-Solicitation sections of this agreement above, the Company shall have the right to have such provisions specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

Entire Agreement.  This letter agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein, and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties regarding your services (including the Employment Agreement made and entered into as of September 30, 2013 by and between you and Springleaf Finance Inc. (the “Employment Agreement”)), but not including the Indemnification Agreement made and entered into as of June 25, 2018 by and between you and the Company, which you and the Company agree will survive this Letter Agreement.  You further agree that, as of the Effective Date, the Employment Agreement will be deemed to be terminated by mutual consent, and you will not be entitled any additional compensation or benefits under the Employment Agreement, including any severance under Section 6 of the Employment Agreement.  Notwithstanding the foregoing, the parties agree that Sections 7(a), (b) and (e) will remain in effect.

Counterparts.  This letter agreement may be executed in two or more counterparts (including via facsimile or .pdf file), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  This letter agreement may be executed by the Company by affixing the facsimile or other electronic signature of a duly authorized officer or director of Parent and the use of such a facsimile or other electronic signature shall have the same validity and effect as the use of a signature affixed by hand.

We look forward to having you remain as the Chairman of the Board, and to the future success of our businesses.

If the foregoing is consistent with your understanding, please sign both duplicate originals of this letter agreement and keep one duplicate original for your records.

Very truly yours,

ONEMAIN HOLDINGS, INC.

By:	/s/ Roy A. Guthrie
Name:	Roy A. Guthrie
Title:	Member of the Board

Acknowledged and Agreed:

/s/ Jay N. Levine
Jay N. Levine